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                                                                    EXHIBIT 99.1


                   INTERSPEED ANNOUNCES FOURTH QUARTER REVENUE

NORTH ANDOVER, MASS. -- October 4, 1999 -- Interspeed, Inc. (NASDAQ: ISPD) announced that its estimated revenue for the quarter ended September 30, 1999 was approximately $625,000. Booking of revenue on certain transactions which the Company expected to complete in the quarter was delayed. In one of these transactions, the Company was able to make a $400,000 shipment on October 2, 1999. In other transactions totaling approximately $330,000, the Company did not recognize revenue on product shipments due to slower than expected end-user developments and an unexpected change in lease financing arrangements; of this amount, approximately $150,000 is expected to be recorded on an operating-lease basis with revenues to be recognized over periods of up to 48 months.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding expectations as to the amount and timing of future revenue of the Company. The Company's actual results could differ materially form those set forth in the forward-looking statements. Certain factors that might cause such a difference include possible changes in customer plans with respect to product deployment, competitive factors, and circumstances that may lead to termination of lease-financing arrangements, as well as other factors and risks disclosed in the "Risk Factors" section of Interspeed, Inc.'s Registration Statement filed with the Securities and Exchange Commission on June 18, 1999, as amended.

ABOUT INTERSPEED

Interspeed designs, develops and markets advanced high-speed data communications solutions based on digital subscriber line (DSL), technology. Its products enable data communication service providers, such as competitive local exchange carriers, Internet service providers, and owners of multi-tenant units to utilize the existing copper wire infrastructure to deliver high-speed data access to their customers. Interspeed offers the industry's only single platform system that integrates the principal components required to offer DSL service, including signal concentration, routing, switching and network management. Unlike traditional DSL products, Interspeed's DSL Access Router can offer customers a highly scalable and flexible solution at a lower total cost of ownership.

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